UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 27, 2007 (July 26, 2007)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania (Address of principal executive of offices)	15601-1689 (Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e)    Effective as of July 26, 2007 (the “Effective Date”), Allegheny Energy Service Corporation (“AESC”), a subsidiary of Allegheny Energy, Inc. (“AYE”), entered into an Amended and Restated Employment Agreement (the “Agreement”) with Paul J. Evanson, on behalf of itself, AYE, their affiliates and subsidiaries and any of their successors or assigns. Mr. Evanson is the President and Chief Executive Officer of AYE and the Chairman of the Board of Directors of AYE (the “Board”).

The term of the Agreement extends until June 15, 2010 (the “Term”). The Agreement provides for a base salary at the rate of $1,020,900 per year from the Effective Date through June 15, 2008, and at the rate of at least $1,200,000 per year for the remainder of the Term, subject to an annual inflation adjustment. Mr. Evanson’s base salary otherwise may be increased, but not decreased, from time to time in the sole discretion of the Board. Additionally, Mr. Evanson is eligible under the Agreement to receive annual bonus compensation in respect of AYE’s 2007 fiscal year and each fiscal year thereafter commencing during the Term. For 2007, the Agreement establishes a target bonus for Mr. Evanson of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. For 2008, the Agreement establishes a target bonus for Mr. Evanson of 112.5% of his base salary and a maximum bonus opportunity of 225% of his base salary. For each of 2009 and 2010, the Agreement establishes a target bonus for Mr. Evanson of 125% of his base salary and a maximum bonus opportunity of 250% of his base salary.

Under the Agreement, Mr. Evanson is entitled to receive annual equity awards in each of 2008 and 2009 with respect to the common stock, par value $1.25 per share, of AYE, which will be payable under AYE’s 1998 Long-Term Incentive Plan or other equivalent plan. Each such grant will have an initial grant date value of $8,400,000, with such vesting and other terms to be determined by the Board.

If Mr. Evanson’s employment under the Agreement is terminated for any reason, he will be entitled to a cash payment equal to $66,667 for each month that he was employed by AESC, as well as certain salary and benefit amounts that are accrued but unpaid at the time of the termination. Further, under certain circumstances more fully described in the Agreement, Mr. Evanson will be entitled to additional payments and benefits as described in the Agreement, and all or a portion (as determined in accordance with the Agreement) of Mr. Evanson’s unvested stock options and other equity awards will vest, upon the termination of his employment. The Agreement also provides that certain stock units awarded to Mr. Evanson will become fully vested under circumstances that may not involve the termination of his employment, as more fully described in the Agreement.

The Agreement subjects Mr. Evanson to a non-competition obligation for one year, and a non-solicitation agreement for two years, following the termination of his employment, as well as customary confidentiality obligations. Mr. Evanson is also entitled to a number of other benefits under the Agreement, including but not limited to indemnification rights, participation in employee benefit plans, vacation, reimbursement of reasonable and necessary business expenses and certain other fringe benefits. Additionally, the Agreement entitles him to gross-up payments in the event his compensation is subject to excise tax.

The Agreement is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

	Exhibit No.	Description
10.1

Amended and Restated Employment Agreement, dated July 26, 2007, between Allegheny Energy Service Corporation, by itself and as agent for its parent, Allegheny Energy, Inc., their affiliates and subsidiaries, and any successors or assigns of any of the foregoing, and Paul J. Evanson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2007	By:	ALLEGHENY ENERGY, INC. /s/ Philip L. Goulding
	Name: Title:	Philip L. Goulding Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amended and Restated Employment Agreement, dated July 26, 2007, between Allegheny Energy Service Corporation, by itself and as agent for its parent, Allegheny Energy, Inc., their affiliates and subsidiaries, and any successors or assigns of any of the foregoing, and Paul J. Evanson.